Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement of BreitBurn Energy Partners L.P. (the “Partnership”) on Form S-4 with respect to the information from our firm’s reserve report dated January 28, 2010, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in California, Florida, and Wyoming as of December 31, 2009, which information has been included or incorporated by reference in this Registration Statement on Form S-4 in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr. P.E.
Senior Vice President

Houston, Texas
January 19, 2011